SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
UNITED BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1405357
(State or Other Jurisdiction	(IRS Employer
of Incorporation or Organization)	Identification No.)
201 South Fourth Street
Martins Ferry, Ohio 43935
740-633-0445
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. James W. Everson	copies of communications to:
Chairman, President and Chief Executive Officer	Edwin L. Herbert, Esq.
United Bancorp, Inc.	Shumaker, Loop & Kendrick, LLP
201 South Fourth Street	1000 Jackson Street
Martins Ferry, Ohio 43935	Toledo, OH 43624-1573
(740) 633-0445	(419) 321-1206
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	be Registered	Per Unit(1)	Price(1)	Registration Fee
Common Shares, $1 par value	250,000	$10.995	$2,748,750	$295

(1)	Estimated solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(c) using the average of the high and low prices on August 11, 2006 (such date being within five business days prior to the date of filing the Registration Statement.)

PROSPECTUS
UNITED BANCORP, INC.
DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN
250,000 Common Shares, Par Value $1.00 per Share
     United Bancorp, Inc. is offering to its shareholders the opportunity to purchase the Company’s common shares, par value $1.00 per share (the “Common Stock”), by reinvesting dividends or by making optional cash investments under the United Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”).
     Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock, as well as make optional cash investments of $100 or more per investment in Common Stock up to a total of $5,000 per calendar quarter. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.
     United Bancorp is a financial holding company with its principal office located at 201 South Fourth Street, Martins Ferry, Ohio 43935, telephone (740) 633-0445. United Bancorp’s common shares are traded on The Nasdaq Stock Market under the symbol “UBCP”.
     The Administrator of the Plan will purchase shares of Common Stock for participants either on the open market or, at the discretion of the Company, from the Company. Shares purchased for participants from the Company will be purchased at a price equal to the average of the midpoints, computed to four decimal places, between the high and low prices per share for transactions in United Bancorp common shares on each of the ten trading days immediately preceding the purchase date. If no trading occurs on The Nasdaq Stock Market in the Common Stock on any of the ten trading days immediately preceding the purchase date, the price for the date on which no trading occurs will be determined with reference to the next preceding date on which the Common Stock was traded. If the Administrator of the Plan instead purchases shares on the open market for participants, the price of the shares to participants will be the weighted average price of the shares purchased on the open market with the dividend payment or optional cash investments. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan or for participating in the Plan. The Administrator will charge participants the brokerage commissions and a fee for the sale of shares of Common Stock at the election of the participant.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this Prospectus is August 17, 2006.

     The optional cash investment feature of the plan is not available to shareholders residing in the State of New Mexico or Pennsylvania.
     Please read this Prospectus carefully and retain it for future reference. If you have any questions about the Plan, please call American Stock Transfer & Trust Company, the Plan Administrator, toll free at 1-877-681-8023. Customer service representatives are available between the hours of 8:00 A.M. and 7:00 P.M. Eastern Time, Monday through Thursday, and between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time on Friday. American Stock Transfer & Trust Company’s website is www.amstock.com.

THE COMPANY
     The Company, a financial holding company regulated by the Federal Reserve, is headquartered in Martins Ferry, Ohio. The Company provides banking and related financial services through its two subsidiary banks, The Citizens Savings Bank and The Community Bank, each of which is an Ohio-chartered bank. The Company’s principal executive offices are located at 201 South Fourth Street, Martins Ferry, Ohio 43935, telephone (740) 633-0445.
THE PLAN
     The Plan provides the following conveniences for shareholders:
•	Automatic dividend reinvestment;

•	No commissions or service charges on purchases;

•	Additional investments with same cost savings; and

•	Investments through automatic checking account withdrawals.
Purpose
1.	What is the purpose of the Plan?

The Plan offers holders of Common Stock a systematic method of investing their cash dividends in Common Stock without the payment of any brokerage commission, service charge or other expense in the Plan, other than a nominal cost for safekeeping stock certificates. The Plan also provides the Company with the means of raising new capital since the Company may choose to issue new shares of Common Stock or to sell shares of Common Stock it holds in treasury to participants, as opposed to having the Administrator purchase shares in the open market for participants.

2.	What are some of the advantages of the Plan?

A participant in the Plan who authorizes reinvestment of dividends will have the following options:
a.	Dividend reinvestment on all shares owned of record or later acquired of record.

b.	The shareholder may indicate the number of shares on which the shareholder wishes to have dividends reinvested. That number of shares can be any number, up to and including the number of shares currently owned of record.

c.	Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their Plan accounts since certificates for such shares will only be issued at the request of a participant or upon termination of participation. In addition, at a nominal cost of $7.50 per transaction, participants may deposit shares currently participating in the Plan and being held by them in certificate form with the Plan Administrator. This will relieve participants of the responsibility for loss, theft, or destruction of their certificates participating in the Plan. All shares held by the Plan Administrator must be participating in the Plan.

d.	Periodic statements of account will simplify record keeping.

e.	Dividends on the designated shares will be reinvested in shares of Common Stock at market price (see Question 10). There are no brokerage commissions or service charges for purchases under the Plan. Full investment of funds is possible because the Plan permits fractions of shares, as well as full shares, to be purchased. A statement of account will be mailed to each participant following each payment of a dividend pursuant to the terms of the Plan.
Administration
3.	Who administers the Plan for the participants?

American Stock Transfer & Trust Company (the “Plan Administrator”), the Company’s transfer agent, administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the Plan Administrator or its nominee as agent for participants in the Plan.

All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:
American Stock Transfer & Trust Company
P.O. Box 922, Wall Street Station
New York, NY 10269-0560
Phone: 1-877-681-8023
You may access your account through the Plan Administrator’s website at www.amstock.com using your 10 digit account number (provided to you on your account statement) and your social security number.
Eligibility
4.	Who is eligible to participate?

All holders of record of shares of Common Stock of the Company are eligible to participate in the Plan. Before they may participate in the Plan, any beneficial owner of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee) must either become shareholders of record by having their shares transferred into their names, or make appropriate arrangements with their broker or bank to participate in the Plan for the benefit of such shareholder. The Common Stock of the Company is Depository Trust Company (DTC) eligible under CUSIP number 909911109.

You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.
Participation by Shareholders
5.	How do shareholders participate?

An eligible shareholder may join the Plan by completing and signing the Enrollment Application enclosed herewith and returning it to the Administrator. An Enrollment Application and a return envelope may be obtained at any time by contacting the Plan Administrator, or you may also download the Enrollment Application from the Plan Administrator’s website (www.amstock.com).

You may enroll to have your dividends reinvested by accessing the Plan Administrator’s website, at www.amstock.com. Select “Shareholder Account Access.” You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN number, if you do not have a social security number). From the left toolbar, select “Enroll in Dividend Reinvestment.”

You may also enroll to have your dividends reinvested by completing the Dividend Reinvestment stub attached to your dividend check, or by sending a letter of instruction to the Plan Administrator.

You may reinvest your entire dividend or just a portion of it. Please be advised that partial enrollments are not currently accepted on the website, and must be submitted to the Plan Administrator in writing.

6.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If the Enrollment Application is received by the Administrator by the dividend record date (dividend record dates normally occur in March, June, September and December), the next dividend paid will be used pursuant to the Plan, to purchase shares of Common Stock. If the Enrollment Application is received after the dividend record date, that dividend will be paid in cash and participation in the Plan will begin with the subsequent cash dividend payment.

7.	What does the Enrollment Application provide?

The Enrollment Application enrolls the participant in the Plan and it directs the Administrator to either reinvest all dividends or dividends on a designated number of shares of the Common Stock registered in the participant’s name. The number of shares on which the shareholder may reinvest dividends may be any number of one or more, up to and including the number of shares currently owned of record.

8.	Can shareholders participate with less than 100% of their cash dividends?

Yes. Eligible shareholders have the option under the Plan to designate the number of shares to participate in the Plan for shares held in their possession. Once the number of shares to participate has been selected, that number will remain in effect until the election is changed.

9.	May shareholders change their election under the Plan?

Yes. At any time, shareholders may change their election of the number of shares of Common Stock participating in the Dividend Reinvestment Plan. To do so, a new Enrollment Application must be completed and returned. The answer to Question 5 describes how to obtain and return an Enrollment Application Form. Any change of election concerning the reinvestment of dividends must be received by the Administrator at least one week prior to the dividend record date to be effective for that dividend.
Purchases
10.	What will be the price of Common Stock purchased under the Plan?

We may choose to have shares purchased on the open market or directly from United Bancorp. The price per share of all shares purchased in the open market will be the market price of such shares on the The Nasdaq Stock Market on the date of purchase. The price at which the shares will be deemed to have been acquired for participants’ Plan accounts will be the weighted average price of shares purchased as a result of any single dividend payment by the Company or the aggregate amounts of optional cash investments.

If we choose to sell newly issued or treasury shares to participants, the price per share will be the average of the midpoints, computed to four decimal places, between the high and low prices per share for transactions in United Bancorp common shares on each of the ten trading days immediately preceding the purchase date. If no trading in the shares occurs on The Nasdaq Stock Market in common shares on any one or more of the ten trading days immediately preceding the purchase date, the price for the date on which no trading occurs will be determined with reference to the next preceding date on which the shares were traded.
11.	How are shares acquired under the Plan?

Shares of Common Stock of the Company acquired by participants in the Plan will be purchased from the Company, or purchased on the open market.

12.	How will the number of shares purchased for each participant be determined?

The number of shares that will be purchased from a participant’s dividend or optional cash investment will depend on the amount of that dividend or the amount of the participant’s optional cash investment and the applicable purchase price of the Common Stock. The participant’s account will be credited with the number of shares, including any fractional share (computed to the fourth decimal), that results from dividing the amount of dividends or the optional cash payment to be invested by the applicable purchase price.
13.	When will purchases of Common Stock be made?

The Administrator will purchase Common Stock for the Plan on the dividend payment date or, with respect to optional cash payments, on the tenth day of each month (or the next business day if the tenth day of the month is not a business day).
Dividends
14.	Will dividends be paid on shares held in Plan accounts?

Yes. Cash dividends on full shares and any fraction of a share credited to each Plan account will be reinvested automatically in full under the Plan in additional shares of Common Stock and credited to each account.
Costs
15.	Are there any out-of-pocket expenses to a shareholder who participates in the Plan?

You will not pay any brokerage commissions or service charges for participating in the Plan, other than those described below. Except as described in this Prospectus, we will pay the costs of administering the Plan.

Dividend reinvestment fee	No charge

Purchase by check	No charge

Monthly bank account withdrawals	No charge

Duplicate statement	No charge for statements for the current fiscal year; $25 per statement for prior years

Stock certificate	No charge

Safekeeping	$7.50 per transaction

Withdrawal/termination from Plan	No charge

Returned check/insufficient funds	$26.00 per check

Sale of stock	$15.00 plus brokerage commissions and any applicable transfer tax incurred
If a check is returned for insufficient funds, the Plan Administrator reserves the right to sell all or a portion of your Plan shares to cover the returned check fee.
Optional Cash Payments
16.	May cash be added to purchase additional shares?

Yes. Additional shares may be purchased with optional cash payments by participants in the Plan.
17.	How can I make an optional cash payment to purchase additional shares?

To make an investment online, log on to www.amstock.com and select “Shareholder Account Access.” You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN number, if you do not have a social security number). From the left toolbar, select “Purchase Additional Shares.” You may then complete your optional cash investment in two simple steps.

Optional cash payments may also be mailed to the Plan Administrator with the tear-off portion of your account statement (sent in conjunction with each scheduled dividend) or purchase transaction advice, or via detailed written instructions.

You may also authorize the Plan Administrator, on an Enrollment Application or the Plan Administrator’s website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your bank account. Funds will be withdrawn from your bank account, via electronic funds transfer (EFT), on the tenth day of each month (or the next following day if the tenth is not a business day). To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions. It is your responsibility to notify the Plan Administrator if your direct debit information changes.
18.	When will optional cash payments be invested?

Optional cash payments received by the Plan Administrator will be invested in additional shares on the tenth day of each month (or the next following business day if the tenth day of the month is not a business day). No interest will be paid on any optional cash payment while held by the Plan Administrator.

19.	What is the maximum aggregate amount of cash that can be invested through optional cash payments?

Up to $5,000 per calendar quarter in optional cash payments can be invested in the Plan. Each optional cash payment must be at least $100. Whether you make any optional cash payments to invest in Common Stock is completely at your discretion.

In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $5,000 per quarter may be made provided such nominee certifies to the Plan Administrator and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the quarterly limit.

The Company reserves the right, in its sole discretion, to determine who is an owner for purposes of the foregoing restriction, and, without limitation, to determine whether optional cash payments by any particular owner aggregate more than $5,000 in any quarter. The Company may require evidence satisfactory to it in its sole discretion to demonstrate compliance with the $5,000 limitation.
Reports to Participants
20.	What reports will be sent to participants in the Plan?

A statement of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date will be mailed quarterly to each participant as soon as practicable after each dividend payment date, normally within 10 business days following such purchase. These statements are a continuing record of current activity and the cost of purchases and should be retained for tax purposes. A year-end statement will also be mailed.

In addition, participants will receive copies of communications sent to all holders of the Company’s Common Stock, including the annual report to shareholders, quarterly reports provided to shareholders, a notice of the annual meeting of shareholders and proxy statements, and information for reporting dividend income for federal income tax purposes.
Certificates for Shares
21.	Will certificates be issued for shares of Common Stock purchased under the Plan?

No certificate will be issued to a participant for shares of Common Stock credited to his or her Plan account unless he or she requests the Plan Administrator in writing to do so (see Question 3), or until the participant’s account is terminated. Shares of Common Stock purchased through the Plan for a participant will be credited to the account of the participant, registered in the name of the Plan and held in book entry form. The number of shares credited to a participant’s Plan account, as well as the number of shares of

Common Stock on which dividends are being reinvested will be shown on the periodic statement of the participant’s account.

A participant may, at any time, without terminating participation in the Plan, request in writing that the Plan Administrator send the participant a certificate for all or part of the whole shares of Common Stock credited to his or her Plan account. Any remaining whole or fractional shares will continue to be credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

22.	In whose name will certificates be registered when issued?

Accounts under the Plan will be maintained in the name in which participants’ shares of Common Stock were registered at the time they enrolled in the Plan. Consequently, certificates for whole shares of Common Stock will be similarly registered when issued unless the participant requests issuance of the shares in a different name(s). If different registration of the shares is desired, the participant should call the Plan Administrator for transfer instructions (see Question 3).
23.	May shares in a Plan account be pledged?

No. Shares of Common Stock credited to the Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign such shares must request that a certificate for such shares be issued in his or her name.
Withdrawal of Shares
24.	How does a participant withdraw shares from the Plan?

A participant may withdraw all or a portion of the whole shares of Common Stock credited to his or her Plan account by notifying the Plan Administrator (see Question 3), specifying the number of whole shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to the participant at the earliest possible opportunity. In no case will certificates for fractional shares be issued. After a participant withdraws shares of Common Stock from his or her Plan account, cash dividends on such shares will continue to be reinvested in accordance with the instructions given by the participant on his or her most recently dated Enrollment Application, so long as the participant remains the record holder of such shares and has not terminated his or her participation in the Plan.
25.	Can a participant sell shares of Common Stock held in his or her Plan account?

You may instruct the Plan Administrator to sell shares held in your Plan account by doing any of the following:

•	Access the Plan Administrator’s website at www.amstock.com. Select “Shareholder Account Access.” You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN number, if you do not have a social security number). From the left toolbar, select “Sell D/R Shares.”

•	Call the toll-free telephone number supplied in this prospectus to access the Plan Administrator’s automated telephone system.

•	Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator.
If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction.

As with purchases, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made daily. The Plan Administrator may, at its discretion, sell shares less frequently (but no later than five trading days after receipt of the instruction to sell) if the total number of shares to be sold is not sufficient.

The selling price will not be known until the sale is completed. Instructions to sell sent to the Plan Administrator may not be rescinded.

The proceeds of the sale, less an administrative fee of $15.00 and commission, will be sent to you by check along with a Form 1099-B for income tax purposes (generally within four days following the sale).

Proceeds from the sale of shares of Common Stock will depend on, among other things, the market price of the Common Stock at the time the sale order is directed by the Plan Administrator. Such market price may vary significantly between the time the participant submits his or her request for sale of the shares and the time the sale order is directed by the Plan Administrator with a broker. There can be no guarantee that the shares of Common Stock will be sold at a specific price.

26.	What happens to any fractional share when a participant directs the Plan Administrator to sell or withdraw all shares from his or her Plan account?

Any fractional share will be directed to be sold by the Plan Administrator and a cash payment made for the sale price thereof, less any applicable fees and commissions, and any applicable transfer tax incurred. The net proceeds of any fractional share, together with any proceeds from the sale of whole shares or a certificate for whole shares, as the case may be, will be mailed to the participant.

Termination of Participation in the Plan
27.	How does a participant terminate participation in the Plan?

A participant may terminate his or her participation in the Plan at any time by notifying the Plan Administrator (see Question 3). If notice of termination is received at least two days before the payment date for a cash dividend, that dividend will be paid, in cash, to the participant; otherwise that dividend will be reinvested for the participant’s Plan account. Following termination, no dividends will be reinvested. Any optional cash payment which has been received by the Plan Administrator prior to receipt of notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received by the Plan Administrator at least 48 hours prior to the date when such cash payment is to be invested. Thereafter, the participant’s participation in the Plan will be terminated, the Plan account will be closed, and all dividends on Common Stock held by the participant of record will be paid directly to that participant.

Termination of dividend reinvestment will automatically terminate a participant’s right to invest in additional shares of Common Stock by making optional cash payments.
28.	What will participants receive when they terminate participation in the Plan?

The Plan Administrator will send to a participant who has terminated participation in the Plan a certificate for the number of whole shares in his or her Plan account unless directed otherwise. Any fractional share will be sold and a cash payment will be made to the participant for the sale price thereof, less any applicable fees and commissions and any applicable transfer tax incurred.
29.	May a former participant later rejoin in the Plan after termination?

Yes. Any eligible shareholder of record may rejoin the Plan at any time by completing a new Enrollment Application. However, the Company may reject any Enrollment Application from a previous participant on grounds of excessive termination and rejoining.
General Information
30.	What happens when a participant sells or transfers all shares of Common Stock held in certificate form?

If a participant disposes of all of the shares of Common Stock held in certificate form, the Plan Administrator will continue to reinvest the dividends on all shares credited to that participant’s Plan account, provided there is at least one full share of Common Stock in his or her Plan account.

31.	What happens when a participant who is reinvesting dividends on all or a portion of the shares of Common Stock held in certificate form sells or transfers a portion of such shares?

If a participant who is reinvesting cash dividends on all of the shares of Common Stock held in certificate form disposes of a portion of such shares, the Plan Administrator will continue to reinvest the dividends on the remainder of such shares and, of course, will continue to reinvest the dividends on the shares of Common Stock credited to the participant’s Plan account.

If a participant who is reinvesting cash dividends on a portion of the shares of Common Stock held in certificate form disposes of a portion of such shares, the Plan Administrator will continue to reinvest cash dividends on the remainder of such shares up to the number of shares of Common Stock authorized in the participant’s most recently dated Enrollment Application and will continue to reinvest the cash dividends on the shares credited to the participant’s Plan account.

For example, if a participant selected the partial dividend reinvestment option and authorized the Plan Administrator to reinvest the cash dividends paid on 50 shares of a total of 100 shares of Common Stock held in certificate form, and then the participant disposes of 25 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on 50 of the remaining 75 shares. If instead the participant disposed of 75 shares of Common Stock, the Plan Administrator would continue to reinvest the cash dividends paid on the remaining 25 shares of Common Stock.
32.	What happens if the Company declares a stock dividend or stock split?

Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock owned by the participant and held in certificate form will be issued in certificate form to the Participant, which additional shares will participate in the reinvestment of dividends if the option to reinvest on all shares was selected at the time of enrollment. (See Question 8.) Shares of Common Stock issued pursuant to a stock split or stock dividend on shares held in the Plan and allocated to the account of a participant, will be automatically added to such account and will automatically participate in the reinvestment of dividends. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.
33.	How will a participant’s shares held by the Plan Administrator be voted at shareholder meetings?

Each participant in the Plan will receive a voting authorization card on which to indicate how the shares held by the Plan Administrator in such participant’s Plan account should be voted. The Plan Administrator will vote at any annual or special meeting of shareholders full shares of Common Stock held for each participant’s account under the

Plan in accordance with the directions provided by the participant to the Plan Administrator. Fractional interests will not be voted. In the event that a participant provides no direction to the Plan Administrator, shares held by the Plan Administrator for that participant under the Plan will not be voted. If a participant also holds shares of Common Stock registered in his or her own name, such participant will receive a separate proxy card for those shares in connection with any meeting of shareholders.

34.	What is the responsibility of the Company and the Plan Administrator under the Plan?

In administering the Plan, the Company and the Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant’s Plan account upon such participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or incompetency, or any claim with respect to the timing or price of any purchase or sale.

Participants must recognize that neither the Company nor the Plan Administrator can assure them of a profit or protect them against a loss on shares purchased or sold under the Plan.

The Plan does not represent a change in the Company’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors in light of the Company’s earnings, financial condition and other factors.
35.	May the Plan be changed or discontinued?

Although the Company intends to continue the Plan in the future, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Written notice of any such amendment, suspension, modification or termination will be sent by the Company to participants, but the absence of notification will not affect the effectiveness of the amendment, suspension, termination or modification.

If the Company terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, participants in the Plan will, if the Company so elects, be enrolled automatically in such other plan and shares credited to their Plan accounts will be credited automatically under such other plan unless notice to the contrary is received.

The Company also reserves the right to terminate any shareholder’s participation in the Plan at any time.
36.	How is the Plan to be interpreted?

The Plan, the Enrollment Application, and the participants’ Plan accounts shall be governed by and construed in accordance with the laws of the State of Ohio and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Company and any such interpretation will be final.

The Company may adopt rules and regulations for the administration of the Plan.

37.	What is sufficient notice to a participant?

Any notice which is to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes when deposited, postage prepaid, in the United States mail, addressed to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records.
38.	Can successor Plan Administrators be named?

The Company may from time to time designate a successor Plan Administrator under the Plan.
39.	What are the income tax consequences of participation in the Plan?

The following summary sets forth the general federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants’ Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan. Additionally, in the case of shares purchased on the open market with reinvested dividends or optional cash contributions, the amount of brokerage commissions paid by the Company on behalf of participants will be treated as a distribution subject to income tax in the same manner as dividends.

Shares or any fractional interest thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of such reinvested dividends. The shares or any fractional interest thereof will have a holding period beginning on the day following the purchase date.

Shares or any fractional interest thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments. The holding period for such shares or fractional interest thereof will begin on the day following the purchase date.

Participants will not recognize any taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional interests in shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional interests and the tax basis for such shares. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, and will be long-term or short-term depending on the holding period.

If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a participating domestic shareholder subject to backup withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant’s Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.
EXPERTS
     The consolidated financial statements of United Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
USE OF PROCEEDS
     United Bancorp common shares acquired under the Plan that are purchased for the Plan in open market transactions will provide no cash proceeds to United Bancorp. Proceeds from the sale of shares purchased from United Bancorp will be used for general corporate purposes, including, without limitation, investments in and advances to the Company’s subsidiaries. Based upon the anticipated growth of the Company’s subsidiary banks and the financial needs of the Company, management anticipates that the Company from time to time will engage in additional financing of a character and in amounts that have yet to be determined.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the site address is http:\\www.sec.gov. Our website is at www.unitedbancorp.com.
     The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference all documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offering is terminated.
     The documents we incorporate by reference are:
1.	Our Annual Report on Form 10-K for the year ended December 31, 2005;
2.	All reports that we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to above; and
3.	The description of our Common Stock included in our Current Report on Form 8-K filed with the SEC on February 28, 2005 pursuant to the Exchange Act.
     You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by contacting Mr. Randall M. Greenwood, at 201 South Fourth Street, Martins Ferry, OH 43935, telephone number (740) 633-0445.
INDEMNIFICATION
     Under the Company’s Amended Code of Regulations, directors and officers of the Company are entitled to be indemnified to the fullest extent permitted by law in connection with actual or threatened lawsuits or proceedings arising out of their service to the Company or to another organization at the request of the Company. With respect to indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act of 1933, the Company has been informed that, in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in that Act and is therefore, unenforceable.
     You should rely only on the information contained or incorporated by reference in this document to make your determination on whether or not to make an investment in the United Bancorp common shares offered hereby. No one has been authorized to provide any information that is different from what is contained in this document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.
     The following is an itemized statement of expenses (all but the registration fee are estimates) of the Registrant in connection with the issuance and sale of the shares of Common Stock being registered.

Registration fee	$295.00
Printing	$10,000.00
Blue Sky fees and expenses	$3,000.00
Legal fees and expenses	$3,000.00
Accounting fees and expenses	$3,000.00
Miscellaneous	$1,000.00

TOTAL	$20,295.00
ITEM 15. Indemnification of Directors and Officers.
     Under Ohio law, generally, a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person’s position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Some additional limitations apply to the ability of a corporation to indemnify an individual when the lawsuit is brought by or in the name of the corporation. With respect to a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Ohio law prohibits indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. The Registrant’s Amended Code of Regulations provides for indemnification to the full extent permitted by law. Registrant also maintains a directors’ and officers’ liability insurance policy, including reimbursement of Registrant, for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action, as permitted by Ohio law.

ITEM 16. Exhibits and Financial Statement Schedules.
     See the Index to Exhibits of this Registration Statement on Form S-3.
ITEM 17. Undertakings.
  (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martins Ferry, State of Ohio, on August 16, 2006.

United Bancorp, Inc.
/s/ James W. Everson
James W. Everson
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James W. Everson James W. Everson	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2006

/s/ Randall M. Greenwood Randall M. Greenwood	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 16, 2006

/s/ * Michael J. Arciello	Director	August 16, 2006

/s/ * Terry A. McGhee	Director	August 16, 2006

/s/ * John M. Hoopingarner	Director	August 16, 2006

/s/ * L. E. Richardson	Director	August 16, 2006

/s/ * Richard L. Riesbeck	Director	August 16, 2006

/s/ * Matthew C. Thomas	Director	August 16, 2006

* For each of the above directors pursuant to power of attorney filed with this Registration Statement.

/s/	James W. Everson

By:	James W. Everson	August 16, 2006
(pursuant to power of attorney)

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Amended Articles of Incorporation of United Bancorp, Inc. Incorporated by reference to Appendix B to the registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 14, 2001.

4.2	Amended Code of Regulations of United Bancorp, Inc. Incorporated by reference to Appendix C to the registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 14, 2001.

5	Opinion of Shumaker, Loop & Kendrick, LLP as to the legality of the securities

23.1	Consent of Shumaker, Loop & Kendrick, LLP (contained in Exhibit 5)

23.2	Consent of Grant Thornton LLP

24	Power of Attorney